Morgan Lewis

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Tel. +1.215.963.5000
Fax: +1.215.963.5001
www.morganlewis.com

November 6, 2015

PRIVILEGED & CONFIDENTIAL

Mike Cooperman
Chief Financial Officer
Tucows, Inc.
96 Mowat Avenue
Toronto, Ontario
CANADA M6K 3M1

Re: ***Tucows, Inc.***

Mr. Cooperman:

You have requested us to update our letters of February 6, 2015 and March 11, 2015 concerning the Company (as such term is defined in our February 6, 2015 letter).

This will confirm that the statements made in our letters of February 6, 2015 and March 11, 2015 continue to be correct as of the Effective Date specified in our letter of February 6, 2015 and from that date to the date of this letter, subject to the limitations and conditions set forth therein.

It is our understanding that, by making the request set forth in its letter to us, the Company does not intend to waive the attorney-client privilege with respect to any information which the Company has furnished to us. Moreover, please be advised that our response to you should not be construed in any way to constitute a waiver of the protection of the attorney work-product privilege with respect to any of our files involving the Company.

Very truly yours,

Morgan, Lewis & Bockius LLP

JRS/jt

cc: Saville Levin, VP Finance
Michael Ort, KPMG LLP
Joanne R. Soslow, Esquire